Exhibit No. 10.5

409A Amendment
to the
Citizens National Bank of Elkins
Executive Supplemental Retirement Plan Executive Agreement

Citizens National Bank of Elkins (“Bank”) and (“Executive”) originally entered into the Citizens National Bank of Elkins Executive Supplemental Retirement Plan Executive Agreement (“Agreement”) on January 14, 2003.  Pursuant to Subparagraph V (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.  The First Amendment to the Executive Supplemental Retirement Plan Executive Agreement dated January 1, 2004, is effectively revoked.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A.  Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A.  Therefore, the following changes shall be made:

1.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (J) under Section I, as follows:

Separation from Service:

Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

2.	Subparagraph II (A), “Retirement Benefits”, shall be deleted in its entirety and replaced with the following Subparagraph II (A):

Retirement Benefits:

Subject to Subparagraph II (D) hereinafter, an Executive who remains in the employ of the Bank until the Normal Retirement Age (Subparagraph I [I]) shall be entitled to receive the balance in the Pre-Retirement Account in one hundred twenty (120) equal monthly installments commencing thirty (30) days following the Executive’s retirement.  In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit (Subparagraph I [F]) for each Plan Year subsequent to the Executive’s retirement, and including the remaining portion of the Plan Year in which the Executive retires, shall be paid in monthly installments to the Executive until the Executive’s death.

3.	Subparagraph II (B), “Termination of Service”, shall be deleted in its entirety and replaced with the following Subparagraph II (B):

Termination of Service:

Subject to Subparagraph II (D), should an Executive suffer a Termination of Service the Executive shall be entitled to receive the percentage set forth hereinbelow that corresponds to the number of full years of employment with the Bank from the date of first employment with the Bank and to the Age of the Executive while employed by the Bank only (to a maximum of 100%), times the balance in the Pre-Retirement Account payable to the Executive in one hundred twenty (120) equal monthly installments commencing thirty (30) days following the Executive’s Normal Retirement Age (Subparagraph I [I]).  In addition to these payments and commencing in conjunction therewith, the percentage set forth hereinbelow that corresponds to the number of full years of employment with the Bank from the date of first employment with the Bank and to the Age of the Executive while employed by the Bank only (to a maximum of 100%), times the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive attains the Normal Retirement Age, and including the remaining portion of the Plan Year in which the Executive attains Normal Retirement Age, shall be paid in monthly installments to the Executive until the Executive’s death.

Total years of Employment and Age while Employed only	Vested

Less than Age 65 and less than 30 full years of employment	0%

Age 62, 63, or 64 and 30 full years of employment	100%

Age 65 or older regardless of years of employment shall apply	100% and Subparagraph II (A)

4.	Subparagraph II (C), “Death”, shall be deleted in its entirety and replaced with the following Subparagraph II (C):

Death:

Should the Executive die while there is a balance in the Executive’s Pre-Retirement Account (Subparagraph I [E]), said unpaid balance of the Executive’s Pre-Retirement Account shall be paid in one hundred twenty (120) equal monthly installments to the individual or individuals the Executive may have designated in writing and filed with the Bank.  In the absence of any effective beneficiary designation, the unpaid balance shall be paid as set forth herein to the duly qualified executor or administrator of the Executive’s estate.  Said payments due hereunder shall commence the first day of the second month following the decease of the Executive and continue until paid in full.

5.	Subparagraph II (F), “Disability”, shall be deleted in its entirety and replaced with the following Subparagraph II (F):

Disability:

Subject to Subparagraph II (D) as it pertains to Discharge for Cause only, if the Executive should become Disabled, this Agreement shall terminate upon the date of said Disability and the Executive shall be paid the balance in the Executive’s Pre-Retirement Account calculated as of the date of said Disability, payable in one hundred twenty (120) equal monthly installments commencing thirty (30) days following said Disability until paid in full.  “Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering executives of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A.  Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

6.	A new Subparagraph II (G) shall be added as follows:

Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.  In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service.  If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule.  If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

7.	A new Subparagraph II (H) shall be added as follows:

Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

8.	Section IV, “Change of Control”, shall be deleted in its entirety and replaced with the following Section IV:

CHANGE IN CONTROL

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.  Upon a Change in Control, the Executive shall become one hundred percent (100%) vested in the benefits described in Subparagraph II (A) herein as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age.  Such benefits shall be paid to the Executive in the same form and with the same timing as the benefit described in Subparagraph II (A), except that payments shall commence at Normal Retirement Age.  In addition, the Board of Directors shall no longer have sole discretion to amend the Opportunity Cost as set forth in Subparagraph I (H), and said Opportunity Cost shall be the rolling five (5) year average of the three (3) year Treasury Bill as set forth in said Subparagraph.

9.	A new Subparagraph V (L) shall be added as follows:

Subsequent Changes to Time and Form of Payment:

The Bank may permit a subsequent change to the time and form of benefit distributions.  Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement.  Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(4)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(5)
the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(6)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

For the Bank

Date	Date